Exhibit 10.53
PURCHASE AND SALE AGREEMENT

    This Purchase and Sale Agreement (the “Agreement”) is entered into this _____ day of ______________, 2020 (“Final Execution Date”) by and between Northbrook Commercial Properties, LLC, an Illinois limited liability company having its principal place of business at 1818 Skokie Blvd., Northbrook IL 60062 (“Seller”) and Luminex Corporation, a Delaware corporation having its principal place of business at 12212 Technology Blvd, Austin TX 78727 (“Purchaser”).

WITNESSETH

In consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser the following:

(a) that certain parcel of land containing approximately 5.76 acres of land area and the building thereon containing approximately 83,173 square feet of floor area, which property is commonly known as 4080-4100 Commercial Blvd., Northbrook IL 60062 (Tax Parcel ID# 04-06-107-004-0000:) and as legally described in Exhibit A attached hereto, together with all building improvements including all fixtures, hereditaments and appurtenances located thereon and used in connection with the Property, and all appurtenant rights thereto including any water or mineral rights (collectively, the “Real Estate”);

(b) all of Seller’s right title and interest in and to the commercial leases (the “Leases”) of the Real Estate, which Leases are described in Exhibit B attached hereto;

(c) all of Seller’s right, title and interest in and to any appliances, equipment or other personal property (the “Personalty”) currently located within and/or used in connection with the operation of the Real Estate; and

(d) all of all of Seller’s right, title and interest in and to warranties, licenses, permits, goodwill and other intangible property (the “Intangibles”) arising or used in connection with the Real Estate or the use, ownership or operation thereof. The Real Estate, together with the Leases, the Personalty and the Intangibles, are hereinafter referred to collectively as the “Property.”

Such purchase and sale shall be upon and subject to the following terms and conditions:

1.    Purchase Price.    The purchase price for the Property (the “Purchase Price”) shall be Eight Million and 00/100 Dollars ($8,000,000.00) and shall be payable as follows:

    (a)    Eighty Thousand and 00/100 Dollars ($80,000.00) by cashier’s check or by wire transfer of funds within three (3) business days after the full execution of this Agreement, as earnest money (the “Earnest Money”), to be deposited with and held in escrow by the Title Company (as defined in Paragraph 4 hereof). At Purchaser’s option, said Earnest Money may be deposited in an interest-bearing account with all interest thereon to be added to and applied in the same manner as the Earnest Money. Notwithstanding anything in this Agreement to the contrary, One Hundred Dollars ($100.00) of the Earnest Money is delivered to the Title Company for delivery by the Title Company to Seller as “Independent Consideration” (herein so called), and the Earnest Money is reduced by the amount of the Independent Consideration, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is in addition to and

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independent of all other consideration provided for in this Agreement and is non-refundable in all events. If the sale is consummated in accordance with the terms hereof all Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing (hereinafter defined). If the sale is consummated in accordance with the terms hereof all Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing (hereinafter defined). In the event this Agreement is terminated by Purchaser in accordance with the terms hereof the Earnest Money shall be returned to Purchaser; and

    (b)    The balance, plus or minus prorations as herein provided, shall be paid by wire transfer of funds at Closing (as defined in Paragraph 8 hereof).

2.    Survey.     Within thirty five (35) days after the Final Execution Date, Seller shall obtain, at Seller’s expense, a currently dated 2016 ALTA/NSPS Land Survey (the “Survey”) prepared by a surveyor licensed in the state wherein the Property is located and containing the following Table A Matters 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16, 17, and 18, and is certified to Seller, Purchaser, and Title Insurer. In the event the Survey shows any easement, right of way, encroachment, conflict or condition (“Defects”) materially affecting the Property that is unacceptable to Purchaser, in Purchaser’s sole discretion, Purchaser shall, within thirty (30) days after receipt of the Survey, the Title Commitment and the Underlying Documents (hereinafter defined), notify Seller in writing of such Defects. Upon the expiration of such thirty (30) day period, Purchaser shall be deemed to have accepted the Survey and all matters shown thereon (other than the Defects which are the subject of a notification permitted under the preceding sentence) and such matters (except for the Defects) shall be included in the term “Permitted Exception” as used herein. The approved Survey shall be attached to this Agreement as Exhibit A, replacing the description of the Property, if any, previously attached as Exhibit A. In the event Seller notifies Purchaser that Seller is unable or unwilling to correct such unacceptable Defects, or if Seller fails to correct such unacceptable Defects to the reasonable satisfaction of Purchaser prior to the Closing Date, Purchaser may terminate this Agreement by notice in writing to Seller. In the event of any termination pursuant to this paragraph, the parties shall have no further right or obligation hereunder (except for any liabilities accruing prior to termination and covenants expressly intended to survive hereunder) and the Earnest Money shall be returned to Purchaser.

3.    Title.    Within ten (10) days after the Final Execution Date, Seller shall procure, at Seller’s expense, and shall deliver to Purchaser a commitment for an ALTA 2006 policy of title insurance or equivalent (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”). Such Title Commitment must show title to the Property in Seller and commit to the issuance of an owner’s policy of title insurance in the amount of the Purchase Price, including an extended coverage endorsement over general exceptions usually contained in such title policies. The Title Commitment shall identify the Property by the legal description set forth in the Survey, specify all easements, liens, encumbrances, restrictions, conditions and covenants affecting the Property and shall be accompanied by copies of all documents referred to therein as exceptions to title (“Underlying Documents”). In the event any exceptions (title defects) appear in the Title Commitment that are unacceptable to Purchaser, in Purchaser’s sole discretion, Purchaser shall, within thirty (30) days after receipt of the Survey, the Title Commitment and the Underlying Documents, notify Seller in writing thereof. Upon the expiration of such thirty (30) day period, Purchaser shall be deemed to have accepted all exceptions to title shown on the Title Commitment (other than those which are the subject of a notification permitted under the preceding sentence) and such exceptions (except title defects) shall be included in the term “Permitted Exceptions” as used herein. Subject to Paragraph 4 below, any exceptions to liens or other encumbrances that can be removed by the payment of a definite or ascertainable amount of money will be removed at Closing by application of the Purchase Price thereto. Seller shall cause the Title Company to furnish an updated Title Commitment to Purchaser prior to

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Closing indicating the exceptions that have been removed or will be removed at Closing by application of the Purchase Price or otherwise. If any exception that is unacceptable to Purchaser cannot be removed at or prior to Closing, Purchaser may either (i) accept the Title Commitment in its updated form, (ii) terminate this Agreement, or (iii) extend the Closing Date for a period that Purchaser deems reasonable for curing such objections, but not to exceed thirty (30) days. If cure is not affected within such extended period, Purchaser may again elect (i) or (ii) above. Upon any such termination, each party shall be released from all duties or obligations contained herein (except for any liabilities accruing prior to termination and covenants expressly intended to survive hereunder) and the Earnest Money shall be returned to Purchaser.

If Purchaser elects not to terminate this Agreement in accordance with this subsection, Purchaser may cause the Title Company to reissue from time to time the Title Commitment prior to Closing. Purchaser shall have the right to object to any newly discovered exceptions appearing on any subsequently issued Title Commitment, other than the Permitted Exceptions, and shown on any updated Title Commitment. If Seller fails to cure such items, Purchaser shall again have the right to terminate this Agreement and be reimbursed the Earnest Money or waive the objection(s). The time periods for objecting to and curing the additional exceptions and for terminating this Agreement shall be the same as those set forth in this subsection, commencing with the date Purchaser receives the updated Title Commitment, and, if necessary, the Closing Date shall be extended for such purposes.

4.    Nanosphere Lease.

A. Intentionally omitted.

B. Seller and Purchaser further acknowledge that (x) a portion of the Property is currently leased by Seller to an affiliate of Purchaser, Nanosphere, Inc. (“Nanosphere”); and (y) Seller has asserted that under such Lease with Nanosphere, Seller is entitled to reimbursement of fuel costs and other amounts alleged by TempAir in the TempAir Claim to be due and payable. Effective as of the Final Execution Date, Seller shall be deemed to have released, discharged and remised Purchaser, Nanosphere and their respective employees, officers, successors and assigns from and against any (i) claim for reimbursement for such fuel costs, or (ii) other cost or liability arising out of or in connection with the TempAir Claim; provided, however that nothing contained herein shall be deemed to affect, impair or release any obligation of Nanosphere under its Lease which accrues up to and including the Closing Date.

5.    Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows, which representations and warranties shall be deemed made by Seller to Purchaser as of the Closing Date, shall survive the Closing and but for such representations and warranties Purchaser would not execute this Agreement:

(a)    As of the Closing Date, except for the tenants under the Leases, there shall be no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers;

(b)    There are no pending condemnation or similar proceedings affecting the Property, or any part thereof, and Seller has received no written notice that any such proceeding is threatened or contemplated by any governmental authority;

(c)    Seller has the present full authority and power to execute this Agreement and to close the sale of the Property and the signatory below on behalf of Seller has full authority and power to execute this Agreement and to close the sale of the Property;

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(d)    Seller has no actual knowledge of any deposit, storage, disposal, removal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous wastes or hazardous substances (collectively “Hazardous Substances”), as those terms are used in any appropriate and applicable law, code or ordinance including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at, upon, under or within the Property.

(e)    Seller has not received any notice of any uncured violation on the Property of any applicable federal, state or local statute, law or regulation pertaining to environmental matters or any other matters which would adversely affect Purchaser’s proposed use of the Property as contemplated herein;

(f)    (i) There is no suit, claim, action, arbitration, investigation or legal, administrative or other proceeding pending against or affecting Seller with respect to environmental or any other matters which would adversely affect Purchaser’s proposed use of the Property as contemplated herein and, to the actual knowledge of Seller, (ii) to Seller’s actual knowledge, there is no litigation or governmental investigation threatened against Seller or the Property before any federal, state or local court, board or other governmental or administrative agency which would adversely affect Purchaser’s proposed use of the Property, and (iii) there are no outstanding judgments, consents, decrees or injunctions involving environmental or any other matters which would adversely affect Purchaser’s proposed development of the Property to which Seller is a party or by which it is bound.

(h)     There is no agreement to which Seller is a party or, to Seller's actual knowledge, binding on Seller which is in conflict with this Agreement or which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

(i)As of Closing, all contractors, subcontractors, suppliers, architects, engineers, and others hired by or on behalf of Seller and who have performed services or labor or have supplied materials in connection with Seller's repair, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.

    (j)    Seller has no actual knowledge that the Seller Deliveries pursuant to Paragraph 16 do not constitute true, correct and complete copies of all of the material documents and information in Seller's possession or control relating to the Property, its development, and its condition, as of the date of delivery.

    (k)    Neither Seller nor any of its affiliates (i) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (ii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iii) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

    (l) The Leases are the only leases, licenses, occupancy agreements, and/or other possessory agreements that affect the Property. The only documents that comprise the Leases are listed in Schedule

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1, and (ii) Seller has delivered to Purchaser a true, correct and complete copy of the Leases. Seller has neither delivered, nor received a written notice that a default, breach, or inaccurate or incomplete reconciliation of operating expense or tax reimbursements exists under the Leases that remains uncured. The tenants under the Leases (a) have not prepaid any sums more than one month in advance, (b) are not delinquent in paying rent or operating expense payments, or (c) have not exercised self-help or offset costs, expenses, or losses it has incurred against any payments due under the Leases. No leasing commissions or unpaid tenant improvement allowances are now or hereafter due or payable with respect to the Leases for any current term or any exercised or exercisable options. Seller has not entered into (or permitted or suffered the entry into) any leasing commission agreements with respect to the Property (x) under which any commission or fee has been earned but not fully paid or (y) that will be binding on Purchaser or the Property after the Closing.

Anything contained herein to the contrary notwithstanding:

I.For purposes of Paragraph 5, the terms “knowledge of” or “actual knowledge” of Seller shall mean the actual knowledge of Jamal Alwattar, managing member of Seller;

II.Subject to the express covenants, obligations and warranties of Seller hereunder, (i) Purchaser shall make and rely solely upon its own investigations regarding the condition and suitability of the Property and upon Closing shall be deemed to have accepted the Property in “AS IS, WHERE IS” condition, (ii) SELLER MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE INCLUDED ASSETS OR THE USE THEREOF. WITHOUT LIMITING THE FOREGOING, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROFITABILITY OF THE BUSINESS, THE TRANSFERABILITY OF ANY LICENSE, PERMIT OR APPROVAL RELATING TO THE INCLUDED ASSETS OR THE BUSINESS OR BUYER’S ABILITY TO OBTAIN OR MAINTAIN ANY LICENSES, PERMITS OR APPROVALS WHICH MAY BE REQUIRED IN CONNECTION WITH THE INCLUDED ASSETS OR THE BUSINESS; and

III.If, prior to the Closing Purchaser acquires actual, provable knowledge that any of Seller's representations and warranties is not correct in all material respects (such inaccuracy being hereinafter called a "Known Inaccuracy" and the date as of which Purchaser acquires actual knowledge of same being hereinafter called the "Inaccuracy Date"), Purchaser shall give written notice of such Known Inaccuracy to Seller within ten (10) days of such Inaccuracy Date and Seller shall have a period of up to 30 days to correct and mitigate such Known Inaccuracy such that Purchaser will not sustain any material damage or prejudice thereby (and if the such 30-day period extends beyond the date scheduled for Closing, the date of Closing shall be extended for a corresponding number of days). In the event Seller fully corrects such Known Inaccuracy within such 30-day period, the parties shall proceed to Closing and Purchaser shall have no further recourse therefor. If Seller does not fully correct such Known Inaccuracy within such 30-day period, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller, in which event the Earnest Money shall be refunded to Purchaser.

6.    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows, which representations and warranties shall be deemed made by Purchaser to Seller as of the

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Closing Date, shall survive the Closing and but for such representations and warranties Seller would not execute this Agreement:

(a)    Purchaser has the present full authority and power to execute this Agreement and to close the purchase of the Property.

7.    Suitability. Purchaser shall have one hundred twenty (120) days from the Final Execution Date (the “Study Period”) to satisfy itself in its sole discretion of the acceptability of the Property including, without limitation:

(a)    Purchaser’s satisfaction with the physical, environmental and overall condition of the Property for the ownership, use, development and operation of the Property contemplated by Purchaser.

(b)    Purchaser may, at its sole risk, cost and expense, conduct or cause to be conducted environmental, soil and engineering tests and studies of the Property (provided, however that Purchaser shall not cause to be performed any core drilling or invasive testing, including without limitation, any so-called Phase II environmental studies, without the prior written consent of Seller, which consent shall not be unreasonably withheld), and, in this connection, Purchaser or its designated agents may, upon reasonable prior notice, enter upon the Property for purposes of inspection, soil analysis, core drilling or other tests that may be deemed necessary to Purchaser or its consultant or engineer. Purchaser shall restore or repair any damage caused, related to or arising out of Purchaser’s conducting of such tests. Purchaser shall indemnify, hold harmless and, at Seller’s option, defend Seller against any and all claims, actions, causes of action, expenses, costs, penalties and liability arising out of Purchaser’s work or that of its employees, agents or contractors on the Property, which indemnity shall also include the payment of reasonable attorneys’ fees and other costs. Without limiting the foregoing, it shall be a condition to entry upon the Premises by Purchaser, its employees, agents or contractors that Purchaser shall have furnished Seller with a certificate of general liability insurance in an amount of not less than $1,000,000.00, single limit, which insurance shall insure against claims and demands for damage to property or injury to persons or loss of life arising out of or related to such entry upon the Premises, shall name Seller as an additional insured thereunder and shall otherwise be in commercially reasonable form.

(c)    Purchaser shall determine whether the improvements and the use contemplated by Purchaser for the Property are prohibited by any governmental or quasi-governmental authority (local, state or federal), including, but not limited to, zoning, subdivision and special use authorities.

(d)    Purchaser shall verify that all utilities necessary for the development and operation of Purchaser’s business are currently available to the Property and the capacities and cost thereof are satisfactory.

(e)    Purchaser’s review of all Leases or other agreements affecting the Property.

(f)    Purchaser shall determine whether the general real estate taxes and special assessments applicable to the Property are reasonable and satisfactory.

    Upon written notice by Purchaser given to Seller not later than the expiration of the then-existing (120-day) Study Period, the Study Period will be deemed automatically extended for one additional period of thirty (30) days; provided that, Purchaser shall simultaneously deliver $10,000.00 (“Additional Earnest Money”) for such 30-day extension to the Title Company, which Additional Earnest Money shall be non-refundable to Purchaser and paid to Seller (except in the event of a Seller default or the failure of a condition to Closing) but shall, in all instances, be applicable to the Purchase Price. If the sale

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is consummated in accordance with the terms hereof all Earnest Money, including any Additional Earnest Money, shall be applied to the Purchase Price to be paid by Purchaser at the Closing.

If Purchaser in its sole judgment determines that it is not feasible to acquire or develop the Property for reasons gathered in its investigations, Purchaser may, by giving written notice in accordance with Paragraph 8 hereof to Seller, terminate this Agreement (hereinafter “Termination Notice”). In such event the Earnest Money shall be returned to Purchaser. Said Termination Notice must be received on or the expiration of the Study Period (as may be extended hereunder) or Purchaser shall be conclusively presumed to have irrevocably waived the right to terminate under this Paragraph 8.

8.    Closing.

    (a)    The closing hereunder (herein referred to as the “Closing “) shall take place at the office of the Title Company on the business day which is within ten (10) business days after the end of the Study Period, or on such other date as shall be mutually agreed upon (the “Closing Date”) unless this Agreement shall have been terminated by Purchaser in accordance with this Agreement.

    On or before the Closing Date, Seller shall deposit with the Title Company, in commercially reasonable form: (i) a special warranty deed for the Real Estate to Purchaser, subject only to the Leases and the other Permitted Exceptions and the lien of non-delinquent real estate taxes; (ii) bill of sale conveying all Personalty which is included with the sale of the Property, except those items, if any, specifically excluded on Exhibit C attached hereto; (iii) closing statement; (iv) assignment to Purchaser of Seller’s right, title and interest under the Leases (which assignment shall provide that Seller shall be responsible for all obligations of landlord which accrue under the Leases up to and including the Closing Date and Purchaser shall be responsible for all obligations of landlord which accrue under the Leases after the Closing Date); (v) assignment of the Intangibles; and (vi) written releases of any lien, security interest, mortgage, deed of trust, mechanic’s lien or other encumbrance affecting the Property not assumed by Purchaser; (vii) limited liability company certificates of good standing and a certified copy of resolutions of the board of directors, members, managers or partners of Seller approving this sale and authorizing signatories of Seller hereto to execute this Agreement and execute and deliver any and all closing documents; (viii) notification to the tenants under the Leases that the Property has been sold to Purchaser in form reasonably acceptable to Purchaser; and (ix) customary lien, owner’s and FIRPTA non-foreign affidavits reasonably acceptable to Purchaser and the Title Company. Seller and Purchaser shall jointly deposit such other documents as may be reasonably required to complete the purchase and sale of the Property on or before the Closing Date. Seller shall also use commercially reasonable efforts to obtain and deliver at Closing (x) estoppel certificates (“Estoppel Certificates”) from each of the tenants under the Leases, which certificates shall certify as to each such Leases: (i) that such Leases are in full force and effect; (ii) the amount of rent and security deposit thereunder and the date to which rent has been paid; (iii) the term of such Leases, including any applicable renewals; (iv) that such Leases are in full force and effect and that no defaults, offsets or claims exist thereunder; and (v) such other matters as may be reasonably requested by Purchaser; and (y) subordination, non-disturbance and attornment agreements (“SNDAs”) reasonably acceptable to Purchaser.

At the Closing:

(1)    at Seller’s expense, Seller shall deliver or cause to be delivered to Purchaser an ALTA 2006 owner’s title insurance policy or equivalent issued by the Title Company in the amount of the Purchase Price insuring that Purchaser owns fee simple title to the Property, subject

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only to the standard printed exceptions (other than general exceptions which shall be waived by the Title Company by extended coverage endorsement) and the Permitted Exceptions.

(2)    Purchaser shall pay the Purchase Price to Seller, adjusted as provided herein, , by wire transfer in immediately available funds to a bank account of Seller’s choice. The escrow agent, upon receipt of the funds required from Purchaser, shall record Seller’s deed (affixing necessary real estate transfer tax stamps after recording, the cost thereof to be paid by Seller) and any other documents deposited by the parties into the escrow to be recorded, later date the Title Commitment and do such other acts as shall be necessary to carry out the provisions of this Agreement.

    (b)     All costs and expenses of Closing the purchase and sale of the Property shall be borne and paid at Closing unless otherwise stated herein, as follows:

By Seller:        Title Insurance Premiums (relating to Purchase Price) with extended coverage over general exceptions
            Seller’s Attorneys’ Fees
            Escrow/Closing Fees (50%)
            Recording Fees for releases, if any.
State, County and Local Transfer Taxes
            Survey Costs

By Purchaser:        Purchaser’s Attorneys’ Fees
            Escrow/Closing Fees (50%)
Recording Fees for Deed
Title Insurance Premiums (relating solely to endorsements requested by Purchaser, and any additional coverage above the Purchase Price)

    (c)    The parties agree that the escrow agent at the Title Company shall receive the following instructions. The Title Company shall accept the Earnest Money. Said Earnest Money deposit shall be held in escrow by the Title Company and shall be released and delivered to Seller in cash, by cashier’s check or wired funds in accordance with the provisions of this Agreement on the Closing Date. Title Company assumes no liability under this Agreement other than that of a stakeholder. If there is any dispute as to whether Title Company is obligated to deliver the funds or as to whom that sum is to be delivered, Title Company shall not be obligated to make any delivery of the sum, but in such event may hold the sum until receipt by Title Company of an authorization in writing signed by all parties to such dispute, directing the disposition of the sum, or in the absence of such authorization, Title Company may hold the sum until the final determination of the rights of the parties in an appropriate proceeding. No provision of this Agreement shall be construed to relieve Title Company of any obligations or liabilities which may now exist or hereafter accrue by virtue of any writing other than this Paragraph 9.

    (d)    Each party warrants to the other that neither of them nor their agents or representatives have engaged or contracted any broker with respect to the transaction contemplated herein, and each party agrees to indemnify and hold the other party harmless from any and all claims for brokerage fees arising out of its actions.

    (e)    Notwithstanding anything to the contrary contained in this Agreement ,each of Seller and Purchaser acknowledges and agrees that Purchaser’s receipt of the Estoppel Certificates and SNDAs is an express condition to Closing. In the event Purchaser does not receive such Estoppel Certificates and

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SNDAs in form and substance satisfactory to Purchaser, Purchaser shall have the right, in its sole discretion, to terminate this Agreement at any time prior to Closing, and, upon such termination, Purchaser shall receive the Earnest Money.

9.Real Estate Taxes, Rent, Insurance, Possession; Risk of Loss, Condemnation and New Encumbrances.

A.Prior to or at Closing, Seller shall pay all general real estate taxes and installments of any and all special assessments which are due and payable as of the Closing Date. Taxes on the Property which accrue in the current year and installments of any and all special assessments due and payable in the current year shall be prorated on the basis of 105% of the most recently ascertainable full year’s taxes to the Closing Date, or the revised Closing Date if the Closing is extended as herein provided, so that Seller bears that portion of the accrued taxes and those installments of any and all special assessments which accrue for the period up to and including the Closing Date and Purchaser bears that portion of the accrued taxes and those installments of any and all special assessments which accrue for all periods subsequent to the Closing Date. The parties agree that such proration shall be re-prorated between the parties, upon issuance of actual tax bills for the year in which the Closing occurs, with any adjustment between the parties to be made in cash within 15 business days of demand therefor. Prior to or at Closing, Seller shall also pay all personal property taxes, if any, and special taxing district taxes, if any which are due and payable as of the Closing Date. Subdivision assessments, common area charges, fees and charges for utilities shall be prorated to the Closing Date.

B.Rents and other charges paid under the Leases shall be prorated as of midnight of the day before Closing; provided that any rents or other charges which are payable under the Leases but not yet received as of the Closing Date (collectively, “Tenant Receivables”) shall be apportioned on the basis of the period for which same is payable and if as and when collected as follows: (1) first, Tenant Receivables due for the month in which the Closing shall be prorated as of the Closing Date; (2) second, to Tenant Receivables due Purchaser for periods following the month in which the Closing occurred; (3) third, to Tenant Receivables due Seller for the month prior to Closing, and (4) thereafter, to delinquent Tenant Receivables which were due and payable to Seller as of Closing but not collected by Seller as of Closing. Any rent or other income received by Purchaser after the Closing which is owed to Seller, or any rent or other income received by Seller after the Closing which is owed by Seller to Purchaser shall be remitted to the party entitled thereto within ten (10) business days of receipt thereof.

C.All Security Deposits (to the extent they exist) not applied by Seller shall be transferred or credited to Purchaser at Closing, together with any interest accrued thereon; provided, however, Purchaser acknowledges and agrees that Seller shall be entitled to retain the $75,000 Security Deposit in connection with the Nanosphere Lease. As of the Closing, Purchaser shall assume Seller's obligations related to the Security Deposits (except for the Nanosphere Lease Security Deposit) to the extent they are credited or transferred to Purchaser.

D.All such expenses shall be prorated and adjusted on the basis of a 365 day year with the Closing Date charged to the Seller, provided however, with respect to those fees and charges which may be read or computed by the party rendering services so that such fee or charge may be billed directly to the Seller with respect to charges incurred up to and including the Closing Date and to Purchaser with respect to any charges incurred after the Closing Date, then either party hereto may cause such fee or charge to be read and billed directly to the appropriate party and such

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charge shall not be subject to proration under this Agreement. Seller shall deliver possession of the Property to Purchaser at Closing (including all keys therefor) free and clear of tenants and other occupants, subject to the rights of the tenants under the Leases, and otherwise in the same condition as on the Final Execution Date, ordinary wear and tear excepted.

E.Seller shall bear the risk of loss until Closing. Insurance, if any, shall be canceled as of the Closing Date. Purchaser has the right to walk through the Property prior to Closing to verify that the physical condition of the Property, fixtures and any personal property included in the sale complies with this Agreement.

F.In the event of any condemnation of the Property or any part thereof prior to Closing which, in the opinion of Purchaser, would have an adverse impact upon Purchaser’s intended use of the Property, Purchaser may elect to terminate this Agreement upon written notice to Seller, and upon Seller’s receipt of such notice, Purchaser shall have no further duties or obligations hereunder (except for any liabilities accruing prior to such termination) and the Earnest Money shall be refunded to Purchaser.

G.During the term of this Agreement, Seller shall not, without in each instance first obtaining Purchaser’s written consent, which may not be unreasonably withheld, consent to or permit (i) any modification to existing easements, covenants, conditions, restrictions or rights-of-way affecting the Property; (ii) any new easements, covenants, conditions, restrictions or rights-of-way affecting the Property; (iii) any zoning changes or other changes of governmental approvals; (iv) any modifications to or amendments of the Leases; or (v) enter into any new leases.

10.    Remedies.

(a)    In the event Purchaser fails to comply with any or all of the obligations, covenants, warranties or agreements to be performed, honored or observed by Purchaser under and pursuant to the terms and provisions of this Agreement and such default is not cured within ten (10) days after Purchaser’s receipt of written notice thereof (other than Purchaser’s failure to tender the Purchase Price on the date of Closing, a default for which no notice is required), then Seller may terminate this Agreement and retain the Earnest Money as liquidated damages and both parties shall be released from any further liability hereunder except for the indemnification provisions of Paragraph 7 herein. The remedies set forth in this subparagraph (a) shall be the sole and exclusive remedies of Seller in the event Purchaser shall be in default hereunder.

(b)    In the event Seller fails to comply with any or all of the obligations, covenants, warranties or agreements to be performed, honored or observed by Seller under and pursuant to the terms and provisions of this Agreement, and such default is not cured within ten (10) days after Seller’s receipt of written notice thereof, then Purchaser may: (i) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, except for the sum of $100.00 which shall be retained by Seller as consideration for Purchaser investigating the Property, and both parties shall be released from any further liability hereunder, and (ii) bring an action for specific performance against Seller to enforce the terms of this Agreement, and (iii) be entitled to all remedies available at law or in equity, including without limitation, damages. The remedies set forth in this subparagraph (b) shall be the sole and exclusive remedies of Purchaser in the event Seller shall be in default hereunder.

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(c)    The failure of either party to act upon a default of the other in any of the terms, conditions or obligations under this Agreement shall not be deemed a waiver of any subsequent breach or default under the terms, conditions or obligations hereof by such defaulting party.

11.    Notices.    All notices or communications herein required or which either party desires to give to the other shall be in writing, shall be deemed given when received and shall be personally delivered or sent by or by overnight delivery service, to the respective addresses as provided above or to such other addresses as the parties may from time to designate by written notice to the other party.

12.    Assignment.

    (a)    Purchaser shall not consent to or permit any Prohibited Transfer (as defined in subparagraph (b) below) of its rights under this Agreement without obtaining, in each and every instance, the prior written consent of Seller which consent shall not be unreasonably withheld, conditioned or delayed.

    (b)    For purposes of this Paragraph 13, any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or agreement to do any of the foregoing) of any of Purchaser’s rights in, to or pursuant to this Agreement, which occurs or is granted, accomplished, attempted, or effectuated without the prior written consent of Seller shall constitute a “Prohibited Transfer”.

    Notwithstanding the foregoing, Purchaser shall be permitted to assign its rights in this Agreement without Seller’s consent to any subsidiary, successor or affiliated company of Purchaser or to Purchaser’s parent company or to Purchaser’s designated holding company and the same shall not be considered a Prohibited Transfer.

13.    Miscellaneous Provisions.

    (a)    The representations, warranties, covenants and agreements of the parties, as well as any rights and benefits of the parties, pertaining to a period of time following the Closing, shall survive the Closing and shall not be merged therein.

(b)    This Agreement shall be construed under and in accordance with the laws of the state wherein the Property is located and according to its fair meaning, and not in favor of or against any party.

    (c)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

    (d)    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    (e)    This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter. This Agreement cannot be amended or modified except by written agreement signed by Purchaser and Seller and no email communications between Purchaser and Seller shall be deemed to amend this Agreement.

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    (f)    All parties hereto pledge their good faith efforts to act in a timely and reasonable manner to consummate the transaction herein contemplated.

    (g)    Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

    (h)    The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the scope, extent or intent of this Agreement or any part hereof. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

    (i)    If either party files any action or brings any proceeding against the other arising out of this Agreement or is made a party to any action or proceeding brought by a third party arising out of this Agreement, then as between Purchaser and Seller, the prevailing party shall be entitled to recover, as an element of its costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court. The “prevailing party” shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys’ fees.

    (j)    Except for the payment of monies, if either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, fines, acts of God, natural disasters, inability to procure material, failure of power, pandemic, restrictive governmental laws or regulation, riots, insurrection, war, or any other cause beyond the reasonable control of the party delayed in performing work or doing acts required under this Agreement, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

    (k)    If the time for performance of any obligation under this Agreement expires on a Saturday, Sunday or a legal holiday, then the time for such performance shall be extended to the next succeeding day that is not a Saturday, Sunday or a legal holiday.

    (l)    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one agreement.

    (m)    Time is of the essence with respect to each provision of this Agreement.

    (n)    SELLER AND PURCHASER MUTUALLY AGREE THAT THEY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE OR COURT ACTION ARISING FROM, GROWING OUT OF, OR RELATED TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A SIGNIFICANT CONSIDERATION TO, AND A MATERIAL INDUCEMENT FOR, PURCHASER TO ENTER INTO THIS AGREEMENT.

    (o)    The parties agree that the venue of any litigation shall be in the Circuit Court of Cook County, Illinois or in the Federal courts situated in Cook County, Illinois.

14.    Purchaser’s Indemnification. In the event that this Agreement is terminated by either Purchaser or Seller prior to Closing, and notwithstanding the fact that such termination shall release Purchaser from its obligation to buy the Property, nothing herein shall be deemed to release Purchaser from any liability arising out of or connected with Purchaser’s activities (or those of its employees, agents, or contractors)

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on the Property, including, but not limited to, its actions on the Property while exercising its rights pursuant to Paragraph 8 hereof. This provision shall survive Closing of the transaction herein contemplated and the delivery of the Deed.

15.    Seller’s Deliveries. Within five (5) business days after the Final Execution Date, Seller shall cause to be delivered to Purchaser the following to the extent same are in Seller’s possession and control (or shall certify to Purchaser that it is not in possession of such document(s)):

(a)    Most recent real estate property tax and/or assessment notice;
(b)    Copy of all existing Leases, if any, affecting the Property;
(c)    Copies of all warranties that may exist with respect to the Property including any warranties on equipment servicing the Property and warranties on any personal property used in connection with the Property and which is being conveyed to Purchaser;
(d)    Copy of the latest appraisal of the Property;
(e)    Any property surveys;
(f)    Copies of any prior title abstracts, title policies, title commitments or title work;
(g)    Copies of any prior environmental studies (Phase I or II), reports or inspections or correspondence including but not limited to asbestos, PCB or other toxic or hazardous substance, underground or above ground storage tanks and/or radon gas ;
(h)    Construction plans, drawings or renderings of the Property;
(i)    As-built construction plans to the Property including architectural, electrical, mechanical, and structural systems, landscaping, engineering reports and certificates of occupancy;
(j)    Copies of all contracts relating to the operation, maintenance and management of the Property;
(k)    Copies of all insurance policies or certificates pertaining to the Property and copies of any claims which have been made in the past 2 years; and
(l)    all other written information and documentation reasonably requested by Purchaser concerning the ownership, operation, leasing, use or maintenance of the Property.

16.    1031 Exchange. Seller shall have the option to have the Property treated as part of a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code. Purchaser agrees to cooperate in the exchange provided: (i) that any additional cost incurred by Purchaser by reason of the involvement of the Property in such a tax deferred exchange, including reasonable attorneys’ fees incurred by Purchaser shall be paid by Seller, (ii) that Purchaser shall not be required to incur or assume any liability as a result of the involvement of the Property in such a tax deferred exchange; (iii) that Seller hereby indemnifies, defends and holds Purchaser harmless from any liability, loss, cost, damage or expense, including but not limited to reasonable attorneys’ fees and court costs incurred or claimed as a result of including the Property in such tax deferred exchange; (iv) Purchaser shall in no way be liable in any manner for any tax consequence that may be attributable to the Seller; (v) the Closing Date will not be delayed to accommodate such tax deferred exchange; and (vi) subject to the above, Purchaser agrees to execute any documents reasonably approved by Purchaser and which may be reasonably requested by the Seller to effectuate the Section 1031 exchange.

[SIGNATURE PAGE TO FOLLOW]
IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year first above written.

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SELLER:                Northbrook Commercial Properties, LLC,
                    an Illinois limited liability company

Date of Seller’s Execution        By:        /s/ Jamal Alwattar
December 4, 2020
                    Print Name:    Jamal Alwattar

                    Its:        Principal

PURCHASER:                Luminex Corporation,
                    a Delaware corporation

Date of Purchaser’s Execution        By:        /s/ Harriss T. Currie
December 4, 2020
                    Print Name:     Harriss T. Currie

                    Its:        Sr. Vice President of Finance & CFO

Exhibits:
A—Legal Description of Real Estate
B---The Leases
C---Excluded Personalty
Schedule 1---Leases

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